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                                                                      EXHIBIT 16

[David O. Christensen CPA & Consultants LOGO]

February 23, 1998



Securities and Exchange Commission
450-5th St., NW
Washington, DC 20549

Regarding:  Citizens Bancorp 8-K

Dear Sirs:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on February 17, 1998, to be filed by our former client, Citizens Bancorp. We agree with the statements made in response to that item insofar as they relate to our firm.

This letter is attached to the 8-K of Citizens Bancorp.

Sincerely,

/s/ David O. Christensen
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David O. Christensen
Certified Public Accountants & Consultants